Exhibit 99.1

For Immediate Release:
February 14, 2003

                     DICE INC. FILES PRE-ARRANGED BANKRUPTCY
               Completion of Reorganization Targeted for mid-2003

New York, NY--February 14, 2003--Dice Inc. (OTC Bulletin Board: DICE) today announced that it has filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. The filing was made together with a plan of reorganization and a related disclosure statement jointly proposed by the Company and its largest noteholder.

This filing follows the Company's announcement on January 28, 2003 that it had entered into an agreement with its largest noteholder that provided for a plan to restructure the Company's capital structure through a pre-arranged bankruptcy filing. The Company plans to emerge from the process in mid-2003 as a privately held, essentially debt-free company.

The Chapter 11 process is expected to facilitate the Company's capital restructuring, which is designed to put in place a capital structure that is more appropriate for its business. Chapter 11 allows a company to continue operating its business and to maximize recovery for the company's stakeholders.

"It is business as usual at our two operating companies, where we continue to provide our customers with the highest quality service," said Scot W. Melland, president and chief executive officer of Dice Inc. "We are committed to completing our capital restructuring as quickly as possible."

Dice Inc. made the filing in U.S. Bankruptcy Court for the Southern District of New York. Dice Inc.'s two operating subsidiaries, Dice Career Solutions, Inc., and MeasureUp, Inc., are not part of the Chapter 11 process.

The lock-up agreement announced on January 28, 2003 calls for Elliott Associates, L.P. and Elliott International, L.P. (together, "Elliott"), which collectively hold approximately 48% of the Company's 7% Convertible Subordinated Notes due January 2005 (the "Notes"), to vote in favor of a plan in which the Company would exchange 95% of its common stock for all of the $69.4 million outstanding face amount of the Notes. The agreement also calls for the Company to effect this transaction through a pre-arranged bankruptcy filing, and for the Company to emerge from the process as a privately held company.

The plan of reorganization provides for the 130 largest shareholders to receive 5% of common stock in the reorganized Company, and for the remainder of shareholders to receive an allocation of cash of no more than $50,000 in the aggregate. In addition to retaining 5% ownership, existing Dice shareholders who receive new common stock would also receive warrants to acquire an additional 8% of new common stock of the reorganized Company. These warrants would have an exercise price which would equate to an equity value for the reorganized Company of $69.4 million in the aggregate.


The proposed reorganization plan will be submitted for a vote to all noteholders and shareholders after a disclosure statement relating to the plan is approved by the bankruptcy court.

Bankruptcy law does not permit solicitation of acceptances of the reorganization plan until the bankruptcy court approves the disclosure statement. Accordingly, this press release is not intended to be, nor should it be construed as, a solicitation of a vote on the plan. There can be no assurances that the proposed capital restructuring will be successful.

About Dice Inc.
Dice Inc. (OTC Bulletin Board: DICE, http://about.dice.com) is the leading provider of online recruiting services for technology professionals. Dice Inc. provides services to hire, train and retain technology professionals through its two operating companies, dice.com, the leading online technology-focused job board, as ranked by Media Metrix and IDC, and MeasureUp, a leading provider of assessment and preparation products for technology professional certifications.

Corporate Profile
Dice Inc.'s corporate profile can be viewed at http://about.dice.com.

This press release contains forward-looking information. Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to the proposed restructuring plan, proposed new capital structure, or proposed private company structure, may be significantly and materially impacted by certain risks and uncertainties. These risks and uncertainties include, but are not limited to, failure to obtain necessary bankruptcy court approvals, loss of continued support of the plan by the Company's co-proponent, non-acceptance of the plan by stakeholders in the Company, delays in the confirmation or effective date of the plan due to factors beyond the Company's control, failure to meet operating objectives or to execute the operating plan, failure to meet restructuring plan objectives or to execute the restructuring plan, competition, and other economic factors. Additional risks and uncertainties are described in the Company's public filings with the Securities and Exchange Commission. Any forward-looking information in or referred to by this press release is current only as of the date of publication, and Dice Inc. disclaims any obligation to update this information, except as required by law.


Company Contact Information               Media Contact Information
Michael P. Durney                         Claudine Cornelis
Senior Vice President, Finance and        Stephanie Sampiere
Chief Financial Officer                   FD Morgen-Walke
                                          tel: 212-850-5600
Constance Melrose
Vice President, Treasury and Investor     Investor Relations Contact Information
  Relations                               Richard Schineller
Dice Inc.                                 3rd Millennium
ir@dice.com                               rich@3rd-mm.com
-----------                               tel: 973-244-7800, ext. 1711
tel: 212-725-6550